Filed Pursuant to Rule 433

Dated March 26, 2007

Registration Statement No. 333-109211

3M Company

$750mm 30yr Fixed Rate MTNs

Summary of Terms

Issuer:	3M Company
Expected Ratings:	Aa1 / AA
Trade Date:	March 26, 2007
Settlement Date:	March 29, 2007 (T+3)
Maturity:	March 15, 2037
Security Description:	SEC Registered 30yr Fixed Rate Notes
Total Principal Amount:	$750,000,000
Coupon:	5.70%
Spread:	T+ 92 bps
Price / Yield:	99.576% / 5.73%
UST Spot:	4.81%
Coupon Payment:	Pays Semi-Annually on the 15th day of March & September, beginning September 15, 2007
Basis:	30 / 360
Gross Proceeds:	$746,820,000
Bookrunners:	Goldman, Sachs & Co. ($262.5mm) UBS Securities LLC ($262.5mm)
Comanagers:	J.P. Morgan Securities Inc., Morgan Stanley & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ($225mm)
CUSIP:	88579E AC9
Minimum Denominations:	$2000 by $1000
Redemption:

The Notes will be redeemable at Issuer’s option at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such Notes discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 0.15% (15 basis points), plus accrued interest to the redemption date

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526 or UBS Securities LLC toll-free at 1-888-722-9555 x1088.